EXHIBIT 99.1

November 14, 2011

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Profitable Second Quarter

MIDLAND, TX – 11/14/11 -- Mexco Energy Corporation (AMEX: MXC) today reported net income of $79,272 for the quarter ending September 30, 2011, the Company’s second quarter of fiscal 2012, a 13% increase from $70,040 for the same quarter of fiscal 2011.

Operating revenues in the second quarter of fiscal 2012 were $815,761, a 3% increase from $788,639 for the same quarter of fiscal 2011.

The average sales price for the quarter ending September 30, 2011 was $6.21 per Mcfe compared to $5.49 per Mcfe for the quarter ending September 30, 2010, an increase of 13%.  Oil production increased 10% and gas production decreased 13% during the second quarter of fiscal 2012 as compared to the second quarter of fiscal 2011.  This decrease in gas production is attributable to natural decline and certain production shut-in for repairs and maintenance.

For the six months ended September 30, 2011, the Company reported net income of $183,657, a 142% increase from $75,816 for the six months ended September 30, 2010.  Operating revenues increased 6% to $1,724,855 for the six months ended September 30, 2011 from $1,625,032 for the same period of fiscal 2011.

The average sales price for the six months ended September 30, 2011 was $6.44 per Mcfe compared to $5.58 per Mcfe for the six months ended September 30, 2010, an increase of 15%.  Oil production increased 6% and gas production decreased 11% for the six months ended September 30, 2011 as compared to the same period of fiscal 2011.

Mexco Energy Corporation owns oil and gas properties in twelve states, with the majority of its activity centered in West Texas.  The Company plans to continue to focus its efforts to increase oil and natural gas reserves through exploration and development as well as acquisition of royalties with significant development potential.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2011.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	September 30,	March 31,
	2011	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$79,429	$179,071
Accounts receivable:
Oil and gas sales	381,992	384,215
Trade	25,567	42,432
Related parties	5	-
Prepaid costs and expenses	149,943	64,479
Total current assets	636,936	670,197

Property and equipment, at cost
Oil and gas properties, using the full cost method	30,238,628	30,426,817
Other	78,520	78,520
	30,317,148	30,505,337

Less accumulated depreciation, depletion and amortization	15,706,243	15,227,063
Property and equipment, net	14,610,905	15,278,274
	$15,247,841	$15,948,471

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$212,659	$199,944

Long-term debt	775,000	1,800,000
Asset retirement obligation	551,803	528,911
Deferred income tax liabilities	850,627	912,663

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,089,116 shares issued; 2,027,949 and 2,029,949 shares outstanding as of September 30 and March 31, 2011, respectively	1,044,558	1,044,558
Additional paid-in capital	6,632,348	6,453,226
Retained earnings	5,495,491	5,311,834
Treasury stock, at cost (61,167 and 59,167 shares, respectively)	(314,645)	(302,665)
Total stockholders' equity	12,857,752	12,506,953
	$15,247,841	$15,948,471

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2011	2010	2011	2010
Operating revenue:
Oil and gas	$810,655	$783,990	$1,715,995	$1,616,000
Other	5,106	4,649	8,860	9,032
Total operating revenues	815,761	788,639	1,724,855	1,625,032

Operating expenses:
Production	236,330	253,138	464,232	621,365
Accretion of asset retirement obligation	8,698	8,544	17,736	16,974
Depreciation, depletion, and amortization	234,006	267,691	479,180	519,186
General and administrative	225,261	199,544	495,561	447,683
Total operating expenses	704,295	728,917	1,456,709	1,605,208

Operating income	111,466	59,722	268,146	19,824

Other income (expenses):
Interest income	92	22	94	26
Interest expense	(5,961)	(6,857)	(16,881)	(10,196)
Net other expense	(5,869)	(6,835)	(16,787)	(10,170)

Income before provision for income taxes	105,597	52,887	251,359	9,654

Income tax expense (benefit):
Current	58,442	33,998	129,738	33,998
Deferred	(32,117)	(51,151)	(62,036)	(100,160)
	26,325	(17,153)	67,702	(66,162)

Net income	$79,272	$70,040	$183,657	$75,816

Earnings per common share:
Basic	$0.04	$0.04	$0.09	$0.04
Diluted	$0.04	$0.04	$0.09	$0.04
Weighted average shares outstanding:
Basic	2,029,926	1,935,199	2,029,938	1,928,711
Diluted	2,036,476	1,945,893	2,041,269	1,946,420